                                LARSCOM INCORPORATED
                              CURRENT REPORT ON FORM 8-K

EXHIBIT 99.1

               FOR:           LARSCOM INCORPORATED

               APPROVED BY:   Bruce Horn
                              Chief Financial Officer
                              (408) 941-4000

               CONTACT:       Morgen-Walke Associates
                              Chris Danne, Erica Abrams, Jennifer Jarman
                              (415) 296-7383
                              Patricia Walsh, Mark Owen
FOR IMMEDIATE RELEASE         (212) 850-5600/(212) 850-5698


                  LARSCOM ANNOUNCES MANAGEMENT RESTRUCTURING AND
                  PROVIDES REVISED FOURTH QUARTER REVENUE OUTLOOK


MILPITAS, CALIFORNIA (October 1, 1998) -- Larscom Incorporated (Nasdaq: LARS) today announced that Deborah M. Soon has resigned her position as President and Chief Executive Officer and as a Director of Larscom, effective immediately. George M. Donohoe, 61, Executive Vice President, has been appointed acting Chief Executive Officer. He has served in various senior management positions since joining the Company in 1993.

     According to Paul E. Graf, Chairman of the Board, the Company has initiated a search for a new CEO, and appointed an executive committee of the Board of Directors, consisting of Mr. Graf, Joseph F. Smorada, and Donald G. Heitt.

     In addition, Larscom today announced that the Company has revised its outlook for the fourth quarter of fiscal 1998 and currently anticipates revenues for the period to be in the range of approximately $12 million - $14 million.
On September 3, 1998, Larscom reported that fourth quarter revenues would be approximately $18 million. The Company now expects to incur one-time charges related to restructuring and a substantial operating loss during the fourth quarter. These fourth quarter expectations are preliminary and are based on partial information and management assumptions.

     "The previously announced adversity in our business has had a more significant impact than was originally anticipated," commented Mr. Graf, Chairman of the Board. "We are currently reviewing the cost structure and workforce requirements relative to the Company's projected revenues and long-term strategy. We expect to be in a position to discuss our intended actions and their financial impact in more detail as part of the third-quarter results announcement."

     Larscom plans to announce its final results for the third quarter ended September 30, 1998 on or about October 15, 1998.

     Larscom Incorporated is a leading provider of high-speed wide area network
(WAN) access equipment. Its customers include carriers, Internet service providers, corporate users and government agencies worldwide. The Company's headquarters are located at 1845 McCandless Drive, Milpitas, California 95035. For additional information, please visit the Company's web site at http://www.larscom.com or phone (408) 941-4000.

     The fourth-quarter revenue and earnings expectations contained in this press release are forward-looking statements based on current expectations and beliefs and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include the timeliness and effectiveness of the Company's management restructuring efforts, including the period of time required to hire a new CEO; uncertainties as to the level of customer orders and shipments in the fourth quarter; the ability of the Company to reduce its overall expenditure levels during the balance of the fiscal year; and the impact of financial adjustments that may be made in connection with accounting reviews for the fourth quarter, including the potential adverse impact of reductions of the carrying values of certain of the Company's assets, particularly in light of the Company's revised revenue outlook. The Company is also subject to continuing risks associated with customer concentration, dependence on recently introduced products and products under development, dependence on component availability from key suppliers, rapid technological change (including the impact on the Company of sales of recently introduced products by competitors of Larscom incorporating new or additional technologies), the integration of NetEdge, and the additional risk factors discussed in the "Risk Factors" section of Larscom's annual report on Form
10-K and quarterly reports on 10-Q filed with the U.S. Securities Exchange Commission.

                                    -3-